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Exhibit 21.1 - Subsidiaries



       Southwest Securities Group, Inc.
         SWS Securities, Inc.
         SWS Financial Services, Inc.
         Mydiscountbroker.com, Inc.
         SWS Clearing Corporation
         May Financial Corporation
         O'Connor & Company Securities, Inc.
         Westwood Management Corporation
         Westwood Trust
         SWS Capital Corporation
         Southwest Investment Advisors, Inc.
         First Savings Bank, FSB
            First Consumer Credit, L.L.C.
            FSBF, L.L.C.
            FSB Development, L.L.C.
         SWS Technologies Corporation
         Trading Finance Corporation
         Continental Clearing Corporation